Exhibit 10.28
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
[*]
AMENDED AND RESTATED MASTER SERVICING AGREEMENT
AMENDED AND RESTATED MASTER SERVICING AGREEMENT (this “Agreement”), dated as of January 16, 2009, between PALISADES COLLECTION, L.L.C., a Delaware limited liability company (“Palisades”), with offices at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (Palisades shall be referred to herein as “Client” ) and [*], a New York general partnership, with offices at [*] (the “Servicer”).
     Introduction. This Agreement is intended to amend and restate in its entirety the existing Master Servicing Agreement dated March 28, 2008 between Palisades and Servicer. This Agreement sets forth the terms by which Servicer will be servicing, and as of March 5, 2007 shall have been deemed to be servicing, Portfolios (as defined below) of consumer receivables that are owned by Palisades Acquisition XVI, LLC (“Owner”), an affiliate of Client and are being serviced by Client. By placing a portfolio with Servicer, whether pursuant to an executed Addendum or not, Client hereby irrevocably appoints Servicer to act as its agent for all purposes as to that Portfolio with respect to this Agreement (subject to the terms of this Agreement) and agrees to be bound by the terms of this Agreement as to such Portfolio. Client shall appoint Servicer to service only Portfolios which Owner purchased from [*] and related entities (collectively referred to as “[*]”) on or about March 5, 2007, pursuant to a purchase agreement dated February 5, 2007 between Palisades Acquisition XV, LLC and [*], all of which accounts were assigned to Owner by Palisades Acquisition XV, LLC (the purchase agreement and the assignment from Palisades Acquisition XV, LLC to Palisades shall be collectively referred to as the “[*]”) and all of which were placed with Client for servicing.
     This Agreement sets forth the terms on which Servicer will provide certain services to Client. Those terms are as follows:
1. Engagement of Servicer. Subject to the terms and conditions of this Agreement, on each applicable Placement Date (as defined below), Client shall be deemed to have retained Servicer to service all accounts receivable (“Receivables”) of debtors (“Debtors”) which are part of a portfolio (each portfolio placed with Servicer by Client under this Agreement being hereinafter referred to as a “Portfolio”) described on an addendum (each, a “Portfolio Addendum”) in the form attached hereto as Exhibit A executed by Client and Servicer during the term of this Agreement or placed by Client with Servicer without execution of a Portfolio Addendum. Client and Servicer recognize that certain Portfolios have been placed by Client with Servicer under this Agreement without execution of Addendum A. The failure of Client and Servicer to have executed a Portfolio Addendum with respect to any such Portfolios shall not be deemed to preclude the Portfolio from the provisions of this Agreement. Notwithstanding the foregoing, Servicer acknowledges that Client may elect to service on its own behalf certain Receivables purchased pursuant to the [*] Purchase Agreement, and that such Receivables shall not be subject to this Agreement. The Receivables which are subject to this Agreement are on the list attached hereto as Exhibit A-1. Servicer agrees to use its reasonable efforts to service each of the Receivables through the use of servicing activities as outlined herein, provided such activities shall, insofar as practical, maintain the Debtors’ goodwill toward Client and be serviced in a manner consistent with Client’s ownership of the Receivables.

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2. Servicer Services.
     a) Servicer shall take such action as is reasonably necessary to service the Receivables, using such methods and services as may be reasonably determined to maximize the recovery of the Receivables in Servicer’s reasonable discretion, recognizing that many of the Receivables may have little if any value as a result of their age, chain of title, geographic location, originator or other characteristics. Such services may include, but shall not be limited to, (i) servicing of the Receivables by the Servicer, including, without limitation, performance of data mining with respect to the Receivables on an ongoing basis in a commercially reasonable manner consistent with Servicer’s past practices and as approved by Client, and providing weekly updated information regarding the results of the data mining and/or (ii) with respect to Receivables placed with Servicer for collection, the selection and engagement of appropriate and reputable non-affiliated third party attorneys at Servicer’s expense, provided that Servicer provides Client with prior written notice of the referral of Receivables to such non-affiliated third party attorneys. Servicer shall not be obligated to disclose to Client the particular non-affiliated third party attorneys that it uses to service any Receivables, unless a Servicer Event of Default has occurred. Servicer shall, however, provide to a law firm designated by Client a list of non-affiliated third party attorneys (and attorney code numbers) that are identified by code on the reports of the Receivables provided by Servicer to Client provided that such law firm agrees to hold those codes in escrow pursuant to the escrow letter attached as Exhibit G. Servicer shall update that list every six months and, after a Servicer Event of Default, upon demand. Servicer shall service the Receivables with at least the same diligence, methods, practices, effort and manpower that it services similar receivables owned by Servicer or its affiliates and as is customary in the industry. Servicer shall take such action as it deems reasonably appropriate to ensure the servicing of the Receivables, provided, however, that any and all such actions are (i) ethical, professional, prudent and generally accepted procedures in the business of servicing receivables, and (ii) in compliance with all applicable federal, state and local laws, rules and regulations, including, without limitation, the Fair Debt Collection Practices Act (collectively, “Requirements of Law”).
     b) Servicer is authorized to settle and/or compromise any Receivable balance without Client’s consent for such percentage of the outstanding charged-off balance as Servicer deems appropriate in its reasonable discretion and in a manner consistent with Servicer’s past practices. The Servicer may in its judgment, without first receiving Client’s consent, agree to delayed or installment payments.
     c) Servicer shall maintain on its electronic system of record, data on the Receivables containing complete notes and documentation of all payments, credits, and any other servicing activities. Servicer shall follow all reasonable instructions of Client with respect to the transmission and delivery of the above described records, data, agreements and files to Client upon termination of Servicer’s engagement as to any Portfolio. Client and Secured Lender shall have the right from time to time in its discretion to inspect all files, documents and other records relating to any Receivables and to obtain possession of all copies of original document files in Servicer’s possession. Except after a Servicer Event of Default, the total aggregate number of inspections by Client and Secured Lender shall be limited to one per quarter per Person.
     d) Based on information received from Client, Servicer shall accurately and timely code all Receivables for status on Servicer’s system of record, and timely notify Client of the correct status codes upon return of the Receivables and upon Client’s request. The coding shall be kept according to customary industry practices and Servicer’s regular business practices (e.g. bankruptcy, deceased, incarceration, disputes, settlements in full, payment arrangements, judgments, cease communications, attorney involvement, etc). Unless otherwise agreed by Client in writing as to any particular, or specified group of, Receivables, Servicer shall name Owner as the owner of such Receivables in Servicer’s records and, except as otherwise provided in clause (e) of this Section 2, in each lawsuit and judgment with respect to a Receivable.
     e) If authorized by Client with respect to certain Receivables, Servicer shall be permitted to bring collection actions in its name with respect to those Receivables, provided that any judgment that is obtained shall be either in the name of Owner or promptly assigned to Owner. To the extent that any assignment shall be necessary to implement this paragraph, that assignment shall have been deemed to be made for collection purposes only and Owner shall retain all of its right, title and interest in and to such Receivables.
3. Audits. Servicer shall maintain all necessary records for the Receivables and shall cooperate with Client and the Secured Lender in connection with any review of the Receivables, revenue paid or received and all other pertinent information relating to the Receivables. Client and the Secured Lender shall also be entitled to make periodic audits of the records of the Servicer with respect to all Receivables referred to the Servicer for servicing and the Servicer agrees to cooperate fully by providing reasonable access to its premises for Client’s representatives or agents during regular business hours and by making, and reasonably attempting to cause all third-party collectors to make, all files and records relating to the Receivables available to them to permit the audits to be completed promptly and efficiently. In the absence of a Servicer Event of Default, Client shall not conduct an audit more frequently than quarterly, but shall be permitted to visit Servicer on a monthly basis at such times as may be mutually agreed to by Servicer and Client and in a manner which shall not unreasonably interfere with the normal conduct of business for Servicer or Servicer’s employees. Notwithstanding the foregoing, Client and the Secured Lender shall not be permitted to audit the expenses of the Servicer, including but not limited to any information related to vendors or providers of services to the Servicer, unless (a) a Servicer Event of Default has occurred and is continuing or (b) Client and the Secured Lender employs a third-party auditor reasonably acceptable to Servicer who signs a confidentiality agreement that provides that the auditor will not identify specific vendors to Client and the Secured Lender by name unless a Servicer Event of Default has occurred or the auditor demonstrates that there are material improprieties in the accounting of such expenses.
4. Compensation. Subject to the terms of this Section 4, compensation for the services rendered by Servicer hereunder shall be the fees (the “Fees”) set forth on the Fee Schedule which is attached hereto as Exhibit D (the “Fee Schedule”). The Servicer shall not be entitled to any compensation based on proceeds received by Client from any source other than Servicer’s servicing of the Receivables, including, without limitation, proceeds received by Client pursuant to any insurance (unless related to a claim made by Servicer against Client under this Agreement) or any repurchases by [*] under the [*] Purchase Agreement. Client shall notify Servicer of any Receivables repurchased by [*] under the [*] Purchase Agreement. Servicer is responsible, and not permitted to be reimbursed, for any of Servicer’s fees or costs, except as specifically provided in the Fee Schedule and the Distribution Schedule which is a part of the Fee Schedule (the “Distribution Schedule”).
5. Receipts and Distributions.
     a) The Servicer agrees that it will post and code the proceeds of the Receivables (“Proceeds”) on Servicer’s record system as owned by Owner (as distinguished from other collections and proceeds) on the day of receipt or as soon as practicable thereafter. The Proceeds shall be deposited by Servicer: (i) immediately into the bank account (“Initial Deposit Account”) of Servicer into which only proceeds of third-party accounts, (and not material amounts of Servicer’s own accounts) are deposited and (ii) within three (3) business days of Servicer’s receipt, into bank account Number [*], ABA Routing # [*] or such other account designated by the Secured Lender from time to time (“Client Proceeds Account”).

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     b) The Proceeds of each separate Portfolio, whether through collection or repurchase by a prior owner, shall be distributed by the Servicer from the Client Proceeds Account to Bank Account Number [*], ABA Routing # [*] or such other account designated by the Secured Lender from time to time on a weekly basis by Wednesday for the prior week ending on Sunday pursuant to the Distribution Schedule. Client represents and warrants that Secured Lender has designated the bank account to which Proceeds are currently being deposited as the bank account for that purpose. Notwithstanding anything in this Agreement to the contrary, the Servicer shall not, without the prior written consent of the Secured Lender or its designee, follow the instructions of Client or any other Person with respect to the depositing of collections which are contrary to the terms of this Agreement. Servicer shall make no changes in procedures with respect to the depositing of collections without the written consent of Secured Lender or its designee.
     c) Notwithstanding clause (a) of this section, if a Collection Account Event (as defined in Exhibit B hereto) occurs: Servicer will: (i) within two (2) business days of receipt by Servicer, remit all Proceeds on any Receivables into the Client Proceeds Account (which shall be a Collection Account), or any other Collection Account designated by Secured Lender, on a daily basis and (ii) cause the purchaser of any Receivables to wire the proceeds directly to the Client Proceeds Account or such other Collection Account designated by Secured Lender.
     d) In all events, Servicer shall hold all Proceeds less any amounts payable to Servicer under the Fee Schedule and the Distribution Schedule in trust for the benefit of Owner.
     e) To the extent that any sums distributed to Client under this Agreement are paid by Client to any Debtors (including without limitation to any trustee, receiver, representative, attorney or agent of any Debtors) or any other person due to a claim by or on behalf of such Debtors, Client shall be reimbursed from future Proceeds prior to any further distributions under this Agreement.
     f) Servicer agrees that the Initial Deposit Account will not be subject to any lien or encumbrance, or to any account control agreement or other agreement that gives any bank, lender or anyone else a lien against, the right to control, restrict, block or otherwise direct the withdrawal, distribution or release of, the sums on deposit in the Initial Deposit Account.
6. Representations and Warranties of Servicer. Servicer represents and warrants to Client as follows:
     a) Servicer is engaged in the receivables servicing business and has obtained all material licenses, permits, or registrations necessary or desirable for the conduct of the servicing of receivables. Servicer further agrees to submit to Client proof of such licenses, permits, and registrations at such times as Client may require.
     b) Servicer will conduct its business and all services performed under this Agreement in full compliance with all Requirements of Law.
     c) This Agreement constitutes the legal, valid and binding obligation of Servicer, enforceable against Servicer in accordance with its terms.
     d) To the best of Servicer’s knowledge, the information contained in Exhibit H regarding the Receivables identified therein is true and accurate in all material respects. In making the foregoing representation, Servicer is relying on the accuracy of the information provided by Client to Servicer related to the Receivables and the Debtors associated with those Receivables. In compiling the information contained in Exhibit H, Servicer relied, in part on information obtained from public records and from third party information providers. As such, Servicer’s representation is based, in part, on the assumption that the

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information derived from those sources is, generally, true and accurate. In addition, the information contained on Exhibit H is based on information that, to the best of Servicer’s knowledge, was true and accurate at the time it was collected, but may not be true and accurate in the future.
7. Representations and Warranties of Client.
     a) Client represents and warrants to Servicer that with respect to each Receivable assigned to Servicer, Client will furnish copies of pertinent records in its possession accurately showing the total amounts of the unpaid balance with respect to each account. Client does not make any representation or warranty as to any minimum number, dollar amount or proportion of accounts receivable which will be referred to Servicer or the collectibility of same. Client will also provide copies of all pertinent records available to Client showing the chain of title of ownership of each Receivable and the agreements under which Client and its predecessors in interest acquired the Receivables and such other documents that Servicer may reasonably request which are in the possession of Client or which Client has the right to, and may reasonably, obtain from third parties.
     b) Client shall make good faith commercially reasonable efforts to cause any third parties with documents and information concerning the Receivables to provide all such documents and information to Servicer. Such information may include the information described in sub-paragraph a) above as well as information related to collection and legal activities related to the Receivables and any other information that Servicer reasonably believes will enhance Servicer’s ability to provide services under this Agreement.
     c) Upon request from Servicer, Client shall promptly provide Servicer with documents and information in its possession related to the Receivables. In addition, upon request from Servicer, Client shall promptly provide Servicer with such other assistance (including, but not limited to, assistance in completing seller surveys for potential buyers, review of sales and marketing materials, response to account level questions related to paid prior, debtor and co-debtor information, signing affidavits, discovery requests and other documentation which may be required for pursuing litigation in the name of Client, processing recall notices, etc.) as may be reasonably requested by Servicer as required for Servicer to provide services under this Agreement.
     d) Any in-bound calls received by Client or any affiliate related to the Receivables shall be directed to Servicer.
     e) Servicer shall not have the obligation to provide any funds in order to permit Servicer to pursue legal collection of Receivables. Client hereby instructs Servicer to withhold funds from payments Servicer would otherwise make to Client under this Agreement for reimbursement of any funds Servicer may provide in order to permit Servicer to pursue legal collections of Receivables, with such funds to be reimbursed to Servicer in accordance with the Distribution Schedule. Client acknowledges and agrees that if Client does not provide funds to Servicer as requested by Servicer in order to permit Servicer to pursue legal collection of Receivables, Servicer’s ability to provide the Services required of Servicer under this Agreement may be substantially impaired and Servicer shall have no liability to Client or Owner for any reductions in collections arising as a result of the failure of Client to provide such funds.
     f) This Agreement constitutes the legal, valid and binding obligation of Client, enforceable against Client in accordance with its terms.
     g) Client has full power and authority to place the Receivables with Servicer pursuant to the Servicing Agreement between Client and Owner dated as of March 2, 2007 (The “Placement Agreement”). None of the terms and conditions of this Agreement (including, but not limited to terms and conditions related to payment of fees) are prohibited or in any way impaired by the terms and conditions of the Placement Agreement.
     h) Client represents and warrants that, to the best of its knowledge: (a) Client and the Owner are in compliance in all material respects with their obligations under the Servicing Agreement, dated as of March 2, 2007, among [*]., Client and Owner, as the same may be amended, supplemented or otherwise modified from time to time (the “[*] Servicing Agreement”) and the Receivables Financing Agreement dated as of March 2, 2007, among Client, Owner, [*]., as administrative agent for the lender and [*], as collateral agent and as liquidity agent, as the same may be amended, supplemented or otherwise modified from time to time (the “[*] Receivables Financing Agreement”); (b) no event has occurred which, with the passage of time, could become a Servicer Termination Event under the [*] Servicing Agreement or a Termination Event under the [*] Receivables Financing Agreement; (c) neither Client nor Owner has received any notice of any kind, in writing or orally, from [*] or any other Person that either Client or Owner is in default under either the [*] Servicing Agreement or the [*] Receivables Financing Agreement; and (d) neither Client nor Owner has received any notice of any kind, in writing or orally, from [*] or any other Person that a Servicer Termination Event has occurred under the [*]Servicing Agreement or that a Termination Event has occurred under the [*] Receivables Financing Agreement.
8. Servicer Reports:
     a) Servicer shall furnish to Client, by the 12th of each month, the Monthly Collections Report, as well as a current Master File for each Portfolio for the prior month. “Master File” means a summary of account level data of the Receivables for each Portfolio, in digital field format on CD-ROM, containing such data and fields as Servicer may have on its system of record. “Monthly Collections Report” means a report by Servicer to Client in a form mutually agreed to by Servicer and Client. If requested by the Secured Lender, Servicer shall provide copies of each of the items in this paragraph to the Secured Lender, provided that the Secured Lender shall indicate in its request that Client has failed to provide such items as required in its agreements with the Secured Lender.
     b) Upon request from Client, Servicer shall deliver to Client each of the following: 1) within 150 days of the end of each fiscal year, (i) annual audited financial statements for Servicer and its consolidated subsidiaries in a form mutually agreed to by Client and Servicer, which financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and certified without qualification, by an independent certified public accounting firm of national standing or otherwise reasonably acceptable to Client, together with the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (ii) unaudited quarterly financial statements. Client agrees to keep confidential all financial statements received from Servicer provided that Client may make those financial statements available to its Secured Lender and to investment bankers provided that they agree to keep those financial statements confidential.
9. Changes of Status. Servicer will correct its records to reflect any information Servicer receives relating to inaccurate data including without limitation phone numbers, or any change of phone numbers, promptly after the making of the determination that its information is incorrect.
10. Servicer Inquiries. Upon Servicer receiving any information concerning a Debtor’s employment status, Servicer will record in its records and, if requested by Client, advise Client as to the status as part of its Monthly Collections Report.

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11. Indemnification By Servicer. Servicer agrees to indemnify, defend and hold Client and each of its affiliates, and their respective officers, directors, managers, attorneys, partners, employees and assignees (each of the foregoing is referred to as a “Client Indemnified Person”) harmless from and against any and all liability, losses, damages, costs, penalties and expenses (including without limitation, reasonable attorneys’ fees) (collectively “Losses”) arising out of or relating to (i) any and all claims or complaints of any person or entity with respect to any of the methods, procedures, devices or communications employed or made by Servicer relating to the servicing of the Receivables, (ii) Servicer’s failure to comply with any applicable Requirements of Law in relation to servicing of the Receivables, (iii) negligent or willful misconduct by Servicer or its agents (or their respective employees) in connection with the servicing of the Receivables, and (iv) Servicer’s failure to comply with any of the terms and conditions of this Agreement. Client and Servicer shall each promptly provide the other with written notice of any claim, suit or action which may give rise to a right of indemnification for a Client Indemnified Person. The failure of Client to give prompt notice shall not relieve Servicer of its obligations to indemnify hereunder except to the extent Servicer is prejudiced by such failure. If any such claim, suit or action of any kind is commenced against a Client Indemnified Person, Servicer will assume at Servicer’s expense the defense (with counsel selected by Servicer and reasonably acceptable to a Client Indemnified Person) of such claim, suit or action and Servicer shall be liable for the reasonable costs and expenses thereof, including, without limitation, attorney’s fees and disbursements. Notwithstanding the previous sentence, Servicer, as the indemnifying party, may settle any such claim, suit or action provided that (a) Servicer has consulted with the Client Indemnified Person, (b) the settlement does not otherwise adversely affect the rights of such Client Indemnified Person and (c) the Client Indemnified Person receives a full and unconditional release from such claim, suit or action reasonably satisfactory to such Client Indemnified Person. In the event that Servicer fails to assume the defense then each Client Indemnified Person may retain its own counsel and defend such claim, suit or action at Servicer’s cost and expense. Servicer will cooperate fully with each Client Indemnified Person and its counsel in any claim, suit or action.
12. Indemnification By Client. Client agrees to indemnify, defend and hold Servicer, and each of its affiliates, and their respective officers, directors, managers, attorneys, partners, employees, and assignees (each of the foregoing is referred to as a “[*] Indemnified Person”) harmless from and against any and all Losses arising out of or relating to (except to the extent any such failure is due to a breach by Servicer of any of its obligations under this Agreement): (i) any and all claims or complaints of any person or entity with respect to any of the methods, procedures, devices or communications employed or made by Client or any Predecessor in Interest of Client (or any of their employees or past servicers or collectors) in relation to the collection of the Receivables, (ii) the failure or the claim of failure of Client or any Predecessor in Interest of Client (or any of their employees or past servicers or collectors) to comply with any applicable federal, state or local law, rule or regulation in relation to the Receivables, (iii) negligent or willful misconduct by Client or any Predecessor in Interest of Client (or any of their employees or past servicers or collectors) in connection with the collection or enforcement against any Debtor, (iv) the failure of Client to provide Servicer, when requested by Servicer, with a copy of any document reasonably required to establish a complete chain of title from the original issuer of a Receivable through and to Client, (v) the failure of Client to provide Servicer, when requested by Servicer, with a copy of any purchase and sale agreement (or similar document containing the rights and obligations between the seller and buyer of any Receivable) for the purchase and sale of any Receivable, including the purchase and sale agreement between the original issuer of the Receivable and the purchaser from the original issuer and any purchase and sale agreement between/and or among any other Predecessors in Interest of any Receivable, (vi) any inaccuracy of any information provided to Servicer by Client (or any third party at the request of Client) related to any Receivable (including, but not limited to information related to account balances and the principal and interest and fees included as a part of account balances, charge-off, last pay, first delinquency and other dates, debtor names, addresses, telephone numbers, social security numbers, places of employment and

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other personal identifying information related to debtors, issuing entity, private label or affinity, type of paper, collection/litigation status, cease and desist requests, attorney contact requests, payments received from debtors by Client or any Predecessor in Interest (or any of their employees or past servicers or collectors), etc.), (vii) failure by Client to provide Servicer with information related to a Receivable which would materially affect its collectibility or saleability (including, but not limited to, pending or prior class actions, mass settlement offers, etc.), (viii) failure of Client or any Predecessor in Interest to have good and marketable title to any Receivable, (ix) failure of Client or any Predecessor in Interest (or any of their employees or past servicers or collectors) to forward any payments submitted by debtors in a timely fashion, (x) any repurchase obligations under any agreements by which Client or Servicer on behalf of Client sold or leased any of the Receivables, (xi) any fees (contingent or otherwise) which a third party (including, but not limited to, any law firm or collection agency) claims is owed to it with respect to any Receivable and (xii) Client’s failure to comply with any of the terms and conditions of this Agreement. Client and Servicer shall each promptly provide the other with written notice of any claim, suit or action which may give rise to a right of indemnification for a [*] Indemnified Person. The failure of Servicer to give prompt notice shall not relieve Client of its obligations to indemnify hereunder except to the extent Client is prejudiced by such failure. If any claim, suit or action of any kind is commenced against a [*] Indemnified Person, Client will assume, at Client’s expense, the defense (with counsel selected by Client and reasonably acceptable to a [*] Indemnified Person) of such claim, suit or action and Client shall be liable for the costs and expenses thereof, including, without limitation, reasonable attorney’s fees and disbursements. Notwithstanding the previous sentence, Client, as the indemnifying parties, may settle any such claim, suit or action provided that (a) Client has consulted with the [*] Indemnified Person, (b) the settlement does not otherwise adversely affect the rights of such [*] Indemnified Person and (c) the [*] Indemnified Person receives a full and unconditional release from such claim, suit or action reasonably satisfactory to such [*] Indemnified Person. In the event that Client fails to assume the defense, then a [*] Indemnified person may retain its own counsel and defend such claim, suit or action at Client’s cost and expense. Client will cooperate fully with each [*] Indemnified Person and its counsel in any claim, suit or action.
13. Term and Termination.
     a) This Agreement shall be deemed entered into as of the date first written above, and unless terminated as set forth herein, shall continue until terminated by mutual written agreement of termination executed and delivered by the Servicer and Client. This Agreement and the services with respect to any Receivable (except as to Receivables which have been referred to attorneys employed by Servicer or contracted to other third parties which shall maintain a lien by virtue of law unless Client or its successors agree to be bound by that lien) (the “Released Receivables”) may be terminated by Client if a Servicer Event of Default (as defined on Exhibit B hereto) shall occur (“Termination”).
     b) Servicer and all agencies and attorneys to whom it has referred Client’s accounts shall immediately cease services with respect to any Released Receivable upon the effective date of Termination, and thereafter shall refer all Debtor inquiries and forward correspondence with respect to such Released Receivables account to Client or Client’s designee. Within five (5) business days of the effective date of Termination, or cessation of any services with respect to a Released Receivable, Servicer shall (i) return to Client all written information with respect to such Released Receivable (including, without limitation, documents furnished by and documents pertaining to any suit, action or proceeding), (ii) provide a report identifying the payment, if any, received with respect to such Released Receivable and the status of any suit, action or proceeding with respect to such Released Receivable and (iii) transmit to Client or its designee all data relating to such Released Receivables in a format reasonably acceptable to Client. Any Termination pursuant to this section shall not be effective as to any Receivables which are not Released Receivables, which Receivables shall continue to be serviced by Servicer until liquidated in full or returned to Client by Servicer.

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     c) Notwithstanding any termination of this Agreement, (i) each party shall remain liable to the other in respect of any breach with this Agreement occurring prior to the date of termination, (ii) each party shall remain liable to the other in respect of the obligations contained in sections 3, 11, 12, 13, 16 and 18 of this Agreement (all of which shall survive Termination), (iii) Servicer agrees to cooperate with Client with respect to any Receivables serviced by Servicer prior to the date of Termination, and (iv) all amounts payable to Servicer pursuant to section 5 hereof that are accrued and earned as of the date of Termination shall be paid by Client to Servicer. All amounts held by Servicer at the date of Termination of this Agreement or received by Servicer after the date of such Termination, with respect to any Released Receivable, shall be immediately remitted to Client, less any amounts payable to Servicer pursuant to Section 5 hereof accrued and earned prior to the date of Termination. Until the remittance thereof, such amounts (less any amounts payable to Servicer) shall be held by Servicer in trust for the benefit of Client.
14. Notices. Any notice, request, consent or other communication to any party hereto must be in writing and shall be deemed effective when (i) delivered in person, or (ii) sent by facsimile, if promptly confirmed in writing, or (iii) on the fourth day from the date posted by certified mail, returned receipt requested, with postage prepaid, or (iv) on the next business day from the day posted with a recognized national overnight carrier, addressed as follows:

If to Client:	Palisades Collection, L.L.C.
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Fax #: (201) 308-9435
Attention: Gary Stern, Manager

with a copy to:

Palisades Collection, L.L.C.
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Fax #: 201-308-9430
Attention: Seth C. Berman, Esq.

If to Servicer: [*]

with a copy to:

[*]
Either party may at any time change the address or facsimile number to which notices or other communications are to be sent by a notice to the other party given in accordance with this Section.
15. No Solicitation. Neither Client nor any affiliate of Client will solicit any Servicer Customers (as defined below in this section) for the purchase or lease of any of Client’s (or its affiliates’) accounts that are not serviced by Servicer other than customers that Client identifies within two (2) business days of identification (as provided below) of the customer as a Servicer Customer as being existing or past purchasers of accounts of Client (or its affiliates). If requested by Servicer, Client shall provide reasonable evidence to support its claim that a Servicer Customer falls into the categories that is to be excluded from the application of this provision. The term “Servicer Customer” means any customer of Servicer identified by Servicer to Client as being proprietary through a written list or otherwise communicated to Client, unless

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Client has a preexisting business relationship with such customer or independently establishes a business relationship with such customer .
16. Confidentiality. Simultaneously with the execution and delivery of this Agreement, Client and Servicer agree to enter into the Confidentiality Agreement in the form attached as Exhibit E. In addition, Servicer agrees (i) to deliver such information with respect to the Receivables as is reasonably requested by the Secured Lender and (ii) to provide the Secured Lender with the same audit and inspection rights provided to Client pursuant to Section 3 hereunder. Copies of this Agreement may be provided to the Secured Lender and its assigns pursuant to the Confidentiality Agreement dated January 16, 2009 between Secured Lender and Servicer.
17. Waiver. No failure or delay on the part of Servicer or Client to exercise any of their respective rights, powers or privileges under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Servicer or Client under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.
18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereto agree to submit to the exclusive jurisdiction of the state and federal courts located in Delaware.
19. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the servicing of the Receivables and may not be amended, changed or modified except by a writing signed by both parties and the Secured Lender (who is hereby made a third party beneficiary hereto and shall have the right to enforce any rights and benefits granted to it hereunder). This Agreement supersedes all prior written or oral agreements between Client and Servicer as to the servicing of the Receivables, and governs the servicing of all Receivables referred to Servicer by Client prior to the effective date of this Agreement.
20. Successors and Assigns. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party. Notwithstanding anything contained herein, upon the occurrence of a Servicer Termination Event (as defined in the [*] Servicing Agreement) or a Termination Event (as defined in the [*] Receivables Financing Agreement), the Secured Lender may (i) without the written consent of the parties hereto or any other Person, but upon five (5) business days’ prior written notice to the parties hereto, either (x) assume the rights of Client and the Owner hereunder, provided that, notwithstanding anything in this Agreement to the contrary, Servicer shall have the right to continue to service those Receivables in connection with which either Servicer or a non-affiliated third party attorney has filed a lawsuit or which have been identified by Servicer as suitable for placement with collection counsel for purposes of filing a lawsuit (the “Exempted Receivables”) pursuant to the terms and conditions of this Agreement or (y) assign the rights of Client, the Owner and the Secured Lender hereunder to an assignee who has agreed to be bound by the terms and conditions of this Agreement and to assume Palisades’ duties and obligations hereunder, other than any obligations of Client existing on or prior to the date of assumption or any indemnity obligations of Client existing at any time, provided that, notwithstanding anything in this Agreement to the contrary, such assignee shall agree that Servicer shall have the right to continue to service the Exempted Receivables pursuant to the terms and conditions of this Agreement; or (ii) after assuming the Agreement as provided in subsection (i)(x) above, upon thirty (30) days’ prior written notice to Servicer, terminate this Agreement. No assignment or termination of this Agreement shall relieve (a) Palisades of its obligation to make payment of the Fees required to be paid to Servicer under this Agreement and accrued prior to such assignment or termination, or (b) any assignee of Palisades or any

*	Confidential

subsequent assignee of its or their obligations to make payment of the Fees from Collections on the Receivables required to be paid to Servicer under this Agreement that accrue on or after such assignment or termination and Palisades, any such assignee of Palisades or any subsequent assignee shall make, from Collections received on the Receivables, payment of such Fees to Servicer based on the provisions in Section 4 of this Agreement and in the Fee Schedule whether or not this Agreement has been terminated and/or Servicer is servicing the Exempted Receivables at the time the Fees are generated. Notwithstanding any termination or any assignment or series of assignments of this Agreement, Palisades shall remain liable for all of its obligations hereunder, including, but not limited to, any obligations of Palisades existing on or prior to the date of assumption by any assignee and any indemnity obligations of Palisades existing at any time. Notwithstanding any other provision of this Agreement, the indemnification obligations of the parties and their assignees contained in Sections 11 and 12 hereto shall survive any termination of this Agreement. For purposes of this Section 20, an assignment shall be deemed to occur upon any “Change in Control” of Client or any related entity. A “Change in Control” shall be deemed to occur upon (i) the merger or consolidation of Client or any related entity (including, but not limited to, Asta) with another corporation or other entity, whether or not Client or the related entity is a surviving corporation, (ii) the liquidation of Client or a related entity (including, but not limited to, Asta) or a sale or other disposition of substantially all of the assets of Client or a related entity (including, but not limited to, Asta), or (iii) any change in the beneficial ownership or control of the stock or other equity securities of Client or a related entity (including, but not limited to, Asta) representing greater than 50% of the combined voting power of Client’s or such related entity’s then outstanding securities. This Agreement shall inure to the benefit of and be binding upon Client and the Servicer and their respective successors and permitted assigns.
21. Severability. If any provision of this Agreement or any party hereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.
22. Independent Contractor. Nothing contained in this Agreement shall be deemed to constitute Client and Servicer as partners, joint venturers, principal and servant, or employer and employees. Servicer is solely responsible for maintaining its own business insurance and worker’s compensation policy and paying all its applicable taxes, assessments, fees, costs and expenses. Except as specifically provided herein, nothing in this Agreement shall constitute or authorize Servicer to bind Client to any obligations, or to assume or create any responsibility for or on behalf of Client to any third party. Any arrangements made by Servicer with outside servicers or attorneys shall be Servicer’s sole responsibility and shall in no way constitute or imply any additional obligation on the part of Client, whose obligation is limited to payment to Servicer of compensation earned in accordance with this agreement.
23. Facsimile and Counterparts. This Agreement may be executed and delivered by facsimile and/or in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
24. Title to Accounts. Receivables referred to Servicer hereunder are referred for the purpose of servicing the Receivables. Nothing herein shall be deemed to convey to Servicer any right, title or ownership interest in such accounts.
25. Use of Name. In the reasonable exercise of its discretion in providing services under this Agreement, Servicer may use the name of Client or any affiliate of Client (including, but not limited to Asta) where Servicer believes the use of such name by Servicer will enhance Servicer’s ability to provide services under this Agreement.

26. Exclusivity. The Agreement is a non-exclusive contract as to Servicer. Servicer may provide similar services to other businesses. Subject to the exception in the following sentence, this contract is an exclusive contract as to Client. Except as provided in Section 1 and to be provided in a writing by Client, Client agrees to use Servicer as the exclusive servicer for all of the accounts purchased by Client and its affiliates under the Great Seneca Purchase Agreement.
27. Quantum Meruit. In the event of a dispute between Client and Servicer relating to the performance required hereunder, Servicer agrees to waive its rights to pursue any legal action for payment pursuant to or based upon the equitable remedy of quantum meruit.
28. Conditions Precedent. The parties agree that as part of the consideration for entering into this Agreement the parties have agreed to enter into the Management Agreement of even date herewith. Neither party hereto shall be obligated to enter into this agreement unless the parties have each duly executed the Management Agreement.
29. Insurance. Client shall obtain and maintain during the term of this Agreement insurance, with financially sound and reputable insurance companies, customary in Client’s business, including, but not limited to, policies covering errors and omissions and general liability, including coverage for breach of contract and with policy limits of at least $10,000,000 for the general liability policy and at least $3,000,000 for the errors and omissions liability policy. All such policies of insurance shall name Servicer as additional insured and shall require that the insurers provide thirty (30) days written notice of any cancellation, termination or changes of any kind in terms or conditions of such policies to Servicer. Palisades shall provide Servicer with certificates of insurance evidencing compliance with the above requirements and shall, upon Servicer’s request therefore, permit Servicer to review any applicable policies of insurance.
(Signature Page Follows)

*	Confidential

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PALISADES COLLECTION, L.L.C.

By:	/s/ Gary Stern
Name:	GARY STERN
Title:	MANAGER

[*]

By:
Name:
Title:

*	Confidential

Exhibit A
MASTER SERVICING AGREEMENT
PORTFOLIO ADDENDUM NO. _____
Dated: _____________, 200___.
The Master Servicing Agreement (the “Agreement”) between [*] (the “Servicer”) and ___, L.L.C. (“Client”) dated as of ___200___, previously executed, is previously executed, is hereby amended to include this Portfolio Addendum as follows:

1. Owner:
2. Portfolio name:
3. Purchase Date:

4. Original Creditor:
5. Seller:
6. Purchase Agreement:	[Title of Agreement, Date and Parties]
7. Face Value Purchased:
8. Number of Receivables:
9. Fees To Servicer Pursuant To Distribution Schedule under the Agreement:
(a) Base Servicing Fee: See Distribution Schedule to the Fee Schedule

OTHER VARIATIONS FROM THE AGREEMENT FOR THIS PORTFOLIO:
None.

[If none, write none.]

[*]		, L.L.C.

By:	By:

Name:	Name:
Title:	Title:

*	Confidential

EXHIBIT A-1
[LIST OF RECEIVABLES PLACED WITH [*]]

*	Confidential

Exhibit B
ADDITIONAL DEFINITIONS
     “Asta” shall mean Asta Funding, Inc., or any successor in interest to Asta Funding, Inc.
     “Collection Account” shall mean a deposit account under the control of Secured Lender, to Secured Lender’s or its designee’s satisfaction maintained with a bank, and pursuant to an account control agreement acceptable to Secured Lender or its designee.
     “Collection Account Event” shall mean for purposes of this Agreement, any one or all of the following:
a)	any Servicer Event of Default shall occur and Servicer has not been terminated as the Servicer with respect to any Portfolio;

b)	a material adverse change has occurred in the financial condition, business or operations of Servicer or a Servicer Affiliate; or

c)	Servicer shall be in default under a material agreement to which it is a party, including, without limitation, any financing facilities to which it is a party.
      “Distribution Schedule” means the Distribution Schedule attached to the Fee Schedule attached hereto.
     “Fee Schedule” means the Fee Schedule attached to this Agreement as Exhibit D.
     “Predecessor in Interest” shall mean any and all prior owners of any Receivable from the original issuer of the Receivable through and to the person or entity which assigned/sold the Receivable to Client.
     “Purchase Date” means, for each Portfolio, the date of purchase by Client , as indicated on the Portfolio Addendum for that Portfolio.
      “Secured Lender” shall mean the primary lenders, or the agent for the primary lenders, that provide financing to Client or its affiliates that is secured by a lien on any Receivables or Proceeds. Client and the Servicer hereby agree that [*] Capital Markets Corp., together with its affiliates, shall be considered the Secured Lender for all purposes under this Agreement. Any notice, request, consent or other communication to Secured Lender may be given in accordance with Section 14 of this Agreement addressed as follows:
     [*]
     Attention:               [*]
     Telephone:             [*]
     Facsimile:              [*]
Servicer shall not be required to recognize any other party as a successor Secured Lender for purposes of this Agreement unless Servicer receives notice, in accordance with Section 14 of this Agreement, from [*] Capital Markets Corp. which identifies the name and provides the reasonable contact information for such successor Secured Lender.

*	Confidential

     “Servicer Affiliate” shall mean any person that controls, is controlled by, or is under common control with Servicer.
     “Servicer Event of Default” shall mean any one or all of the following:
(a) any failure by the Servicer to make any material payment, transfer or deposit later than one business day following the date such payment, transfer or deposit is required to be made under this Agreement provided that Servicer shall have the right to cure any such default that was due to ministerial error within two business days of the earlier of Servicer’s discovery of the error or within two business days that written notice of such failure is received by Servicer from Client;
b) default in the performance, or breach of any material covenant, representation or warranty of the Servicer in this Agreement (that is not specified in any other clause of this definition) and, if the default or breach is capable of cure, continuance of such default or breach for a period of 30 days after the date on which written notice, specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given to the Servicer by Client, provided that if Servicer demonstrates that it is diligently pursuing that cure within that 30 day period and further delay will not materially prejudice Client, Servicer shall have an additional 30 day period to diligently pursue and complete that cure;
c) the entry of a decree or order by a court or agency or supervisor authority having jurisdiction in the premises for the appointment of a trustee in bankruptcy, conservator, receiver or liquidator for the Servicer, or any Servicer Affiliate that would have a material adverse effect on the ability of Servicer to perform its duties under the Agreement, in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days;
d) the commencement by the Servicer, or the commencement by a Servicer Affiliate that would have a material adverse effect on the ability of Servicer to perform its duties under the Agreement, of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the making by the Servicer, or the making by a Servicer Affiliate that would have a material effect on the ability of Service to perform its duties under the Agreement, or an assignment for the benefit of creditors or the failure by the Servicer, or the failure by a Servicer Affiliate that would have a material adverse effect on the ability of Service to perform its duties under the Agreement, generally to pay its debts as such debts become due;
e) the Servicer shall fail to notify Client in writing of any Servicer Event of Default that it discovers within three Business Days of such discovery;
f) (i) the Servicer has failed to service the Receivables using practices and resource levels at least of the same level as those applied by Servicer to similar receivables serviced by Servicer on behalf of Client or its affiliates and as is customary in the industry, and (ii) such failure has resulted in a pattern of recovery rates with respect to the Receivables which is significantly below the historical recovery rates on other similar receivables owned by Servicer or its affiliates, recognizing, however, that the many of the Receivables may have little if any value as a result of their age, chain of title, geographic location, originator or other characteristics; provided, however, that a Servicer Event of Default under this clause shall not be effective until after the expiration of a thirty-day period for the Servicer to implement, to Client’s reasonable satisfaction, commercially reasonable alternative servicing strategies as suggested by Client;

g) the Servicer engages in fraud, theft, willful misconduct or malfeasance, or
h) the failure by * to control more than *% of the voting equity of Servicer or to be actively involved in the senior management of the Servicer.

Exhibit C
Intentionally Omitted

EXHIBIT D
FEE SCHEDULE – [*] ACCOUNTS
     The following shall be the Fees applicable to each Portfolio that was purchased by Client from [*] or an affiliate of [*]:
I.	“Base Fee”

(a)	[*]:

	(i)	[*]

		(a)	Non-Legal	[*]

		(b)	Legal	[*]

	(ii)	Servicer’s Contracted Collections with Third-Party Attorneys

		(a)	Non-Legal	[*]

		(b)	Legal	[*]

*	Confidential

DISTRIBUTION SCHEDULE
          Proceeds (“Proceeds”) of the Receivables of each separate Portfolio, whether through collection or repurchase by a prior owner, shall be paid to an account of Servicer and shall be distributed by the Servicer on a weekly basis by Wednesday for the prior week ending on Sunday as follows:
          I. first to Servicer for reimbursement for reasonable court costs advanced by Servicer for legal actions instituted to collect Receivables pursuant to the terms of the Agreement; II. second, to Servicer to pay the Base Fee (as indicated in the Fee Schedule); III, third to Servicer to pay any fees due to Servicer related to the Management Agreement entered into between Servicer and Client effective on March 7, 2007 (the “Management Agreement”); IV,. fourth, the remainder to Client.
          The Servicer hereby waives its right to withhold, or setoff against: (i) collections on the Receivables any sums owing or claimed to be owing to Servicer or its affiliates in connection with other receivables serviced by Servicer or its affiliates on behalf of Client or its affiliates; and (ii) collections on other receivables serviced by Servicer or its affiliates on behalf of Client or its affiliates any sums owing or claimed to be owing to Servicer or its affiliates in connection with the Receivables.

*	Confidential

Exhibit E
CONFIDENTIALITY AGREEMENT
     THIS CONFIDENTIALITY AGREEMENT is entered into this ___day of April, 2007, by and between [*], a New York general partnership, with officers at [*], and between PALISADES COLLECTION, L.L.C., a Delaware limited liability company (“Palisades”), with offices at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (hereinafter “Client”).
     The parties to this Agreement desire to enter into a Master Servicing Agreement whereby [*] will provide servicing of certain receivables owned by Client (the “Agreement”). The purpose of this Confidentiality Agreement is to establish the responsibilities of the parties hereto to keep matters confidential in connection with transactions that are governed by the Agreement. Each of the parties hereto understand, acknowledge and agree that during the term o the Agreement, [*] may reveal certain confidential and secret information about itself to Client and desires by this Agreement to protect the confidentiality of the information to be revealed by it in the course of the Agreement. Accordingly, Client and [*] agree as follows:
     [*] has, will, or shall furnish Client with certain information which is either non-public, confidential or proprietary in nature to assist Client during the term of the Agreement (the “Confidential Information”).
     As consideration for [*] furnishing Client with Confidential Information, Client agrees, as set forth below, to treat confidentially such information, including without limitation, all lists of purchase of receivables, all methods of servicing the receivables, all vendors of services used in analyzing the receivables, identifying account debtors’ locations, phone numbers, employment, assets, etc., together with analyses, compilations, studies or other documents or records prepared by [*] or other parties, their respective affiliates, directors, partners, officers, employees, counsel, accountants, representatives and other persons with whom either party may consult in working with the Confidential Information (such persons with respect to either party are collectively referred to as “representatives”) with contain, or otherwise reflect, or are generated from, such Confidential Information and shall collectively become part of the Confidential Information.
     Client agrees that, the Confidential Information will not be used other than in connection with the purpose described above and, after a “Servicer Event of Default” under the Agreement has occurred, in connection with the collection or realization of the Receivables that are at any time subject to the Agreement, and that such Confidential Information will be kept confidential; provided, however, that (1) any such Confidential Information may be disclosed to Client’s representatives (which shall include, not be limited to, attorneys, accountants, bankers, lenders, partners or affiliates), but only if the need to know the Confidential Information for the purpose described above (it being understood that any such representatives shall be informed of the confidential and proprietary nature of the Confidential Information and shall not be directed to treat the Confidential Information confidentially and not use it other than for the purpose described above and shall agree to be bound by the terms of this Agreement), and (2) any such Confidential Information may be disclosed with [*]’s prior written consent, provided that such consent shall not be required if a “Servicing Event of Default” under the agreement has occurred. Client agrees to make all reasonable, necessary and appropriate efforts to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby.
     Notwithstanding anything contained herein to the contrary, to the extent the Confidential Information is given by Client to a third party in accordance with the terms of this Agreement, such third party shall execute and deliver to [*] a confidentiality agreement for the benefit of [*] whereby such third party agrees not to use the Confidential Information for any purposes other than those set forth in this Agreement nor to disclose the Confidential Information to any other third party.
     Without the prior written consent of [*] to the extent required above, Client will not, and will direct its representatives not to, disclose to any person the fact that the Confidential Information has been made available. The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.
     Notwithstanding the foregoing, the following will not constitute Confidential Information for the purposes of this agreement: (i) Confidential Information which is filed with any governmental agency on a non-confidential basis or which is or becomes generally available to the public other than as a result of a wrongful disclosure by Client or its representatives, (ii) Confidential Information which was available on a non-confidential basis prior to its disclosure, (iii) Confidential Information which becomes available on a non-confidential basis from a source other than the parties hereto or their respective representatives, provided that such source is not known by the receiving party to be subject to any prohibition against transmitting the Confidential Information or (iv) Confidential Information already in our possession or given to Servicer by Client or its affiliates. The fact that Confidential Information included in the Confidential Information is or becomes otherwise available under clauses (ii) or (iii) shall not release Client or other respective representatives of the confidentiality obligations of it with respect to other Confidential Information from the other prohibitions set forth in this agreement.
     Written Confidential Information will be returned to [*] immediately upon request. That portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for a part, oral Confidential Information and written Confidential Information no so requested or returned will be held by Client and kept subject to the terms of this agreement for a period of two years after the expiration of the term of the Agreement or destroyed.
     In the event Client is required by subpoena, civil investigative demand or similar process to disclose any Confidential Information, [*] shall be promptly notified of such request or requirement so that an appropriate protective order may be sought. Client will exercise its best efforts to assist [*] in obtaining a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. In the absence of such a protective order or assurance, Client may disclose that portion of the Confidential Information subject to such subpoena, demand or process if in the opinion of its counsel failure to do so would likely result in censure or other penalty. In the event disclosure of Confidential Information or the fact that negotiations are taking place and/or the status thereof is required under federal or state or similar laws, Client may make the legally required disclosures.
     If a party breaches, or threatens to commit a breach, of any of the provisions of this Agreement, the other party shall have the right and remedy to have the breaching party’s obligations specifically enforced by any court having equity jurisdiction, including, without limitation, the right to restraining orders and injunctions against violations, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages will not provide an adequate remedy.
     Client shall take effective precautions, contractual and otherwise, reasonably calculated to prevent disclosure or misuse of such confidential Information by any of its employees or by any other person having access to such Confidential Information.
     This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors, assigns, heirs, legal representatives and/or personal representatives.

     The terms and conditions herein contained shall survive any breach of this Agreement for any reason whatsoever.
     If any one or more of the provisions of this Agreement shall be adjudged or declared invalid, illegal or unenforceable by a court of competent jurisdiction, it shall not in any way affect or impair the validity or enforceability of all or any other provision of this Agreement, and this Agreement shall be construed as if it did not contain the particular provision(s) so adjudged or declared invalid, illegal or unenforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.
     This Agreement may be executed and delivered by facsimile and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     The parties have caused this Agreement to be duly executed on the date first appearing above.

PALISADES COLLECTION, L.L.C.

By:	/s/ Gary Stern

Name:	GARY STERN

Title:	MANAGER

[*]

By:

Name:

Title:

Exhibit F
Intentionally Omitted

EXHIBIT G
[Escrow Letter]

Exhibit H
Portfolio Status